loanDepot Responds to Anthony Hsieh’s Proxy Contest

Hsieh steps down as Executive Chairman

Irvine, Calif., February 8, 2023 – loanDepot, Inc. ("LDI" or the "Company") (NYSE: LDI) today announced that Anthony Hsieh has stepped down as Executive Chairman, pursuant to a mutual agreement unanimously approved by LDI’s Board of Directors. This action was in light of Hsieh’s decision to run a proxy contest against LDI through his nomination of a director candidate outside of the governance process overseen by the Board’s Nominating and Corporate Governance Committee. Hsieh will continue to serve as Chairman of the Company’s Board of Directors.

Hsieh has submitted his nomination of a director candidate, Steven Ozonian. At Hsieh’s request, the Board’s Nominating and Corporate Governance Committee has interviewed Ozonian as part of its ongoing process for evaluating potential nominees for election at the Company’s 2023 annual meeting. Prior to the completion of the evaluation process, Hsieh informed the Board of his intent to use his voting power to replace sitting independent director Pamela Hughes Patenaude with Ozonian.

Speaking for LDI’s Board, Dawn Lepore, Chair of the Board’s Nominating and Corporate Governance Committee, said, “It is surprising and disappointing that Mr. Hsieh would attempt to circumvent the Company’s process for assessing potential director nominees. We question why he would pursue a disruptive proxy contest to install his nominee when Mr. Ozonian has already been, and continues to be, under evaluation. Our focus remains on following good corporate governance practices, fulfilling our fiduciary responsibilities and driving the long-term value of loanDepot.”

Patenaude, who has served as a director since 2021, is a nationally recognized real estate and housing policy expert with a four-decade record of success as an executive in government, the nonprofit sector, and private industry. She is a Principal at Granite Housing Strategies and previously served as Deputy Secretary of the U.S. Department of Housing and Urban Development (HUD) and before that as Director of Housing Policy for the Bipartisan Policy Center. She also was recently appointed Chair of the Home Builders Institute’s Board of Trustees and to the National Housing Conference's Board of Governors and serves as a member of the Board of Directors of Habitat for Humanity and a member of the Board of Directors of the Bipartisan Policy Center.

About loanDepot
loanDepot (NYSE: LDI) is a digital commerce company committed to serving its customers throughout the home ownership journey. Since its launch in 2010, loanDepot has revolutionized the mortgage industry with a digital-first approach that makes it easier, faster and less stressful to purchase or refinance a home. Today, as one of the nation's largest non-bank retail mortgage lenders, loanDepot enables customers to achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. With headquarters in Southern California and offices nationwide, loanDepot is committed to serving the communities in which its team lives and works through a variety of local, regional and national philanthropic efforts.
Important Additional Information and Where to Find It
The Company plans to file a proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2023 annual stockholder meeting (the “2023 Annual Meeting”), together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2023 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (https://investors.loandepot.com).

Participants in the Solicitation
The Company, its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the 2023 Annual Meeting. Additional information regarding the identity of these potential participants, none of whom, other than Jeff Walsh and Jeffrey DerGurahian, owns in excess of one percent (1%) of the Company’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the applicable Proxy Statement and other materials to be filed with the SEC in connection with the 2023 Annual Meeting. Information relating to the foregoing can also be found in the Annual Report on Form 10-K for the Year ended December 31, 2021 (the “2021 Annual Report”). To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2021 Annual Report, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com
Media Contacts:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com
FGS Global For loanDepot
George Sard/Kal Goldberg/Paul Scarpetta
(212) 687-8080
loanDepot-US@fgsglobal.com